Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in this Registration Statement on Form F-3 and related Prospectus of Perion Network Ltd. and its subsidiaries (the "Company") for the registration of 4,436,898 of its ordinary shares and to the incorporation by reference therein of our reports dated March 24, 2016, with respect to the consolidated financial statements of the Company, and the effectiveness of internal control over financial reporting of the Company for the year ended December 31, 2015, included in the Annual Report on Form 20-F filed by the Company with the Securities and Exchange Commission on March 24, 2016.

/s/ Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel	Kost Forer Gabbay & Kasierer
March 28, 2016	A member of Ernst & Young Global